Exhibit 4.3

SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of May 2, 2024 (this “Supplemental Indenture”), between Cumulus Media New Holdings Inc., a Delaware corporation (the “Issuer”) and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee under the Indenture referred to below (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Guarantors party thereto and the Trustee have executed the indenture, dated as of June 26, 2019 (the “Indenture”), providing for the issuance of the Issuer’s 6.750% Senior Secured First-Lien Notes due 2026 (the “Notes”);

WHEREAS, pursuant to Section 9.02 and 12.04(a) of the Indenture, the Issuer and the Trustee may amend the Indenture, the Intercreditor Agreements, the Security Documents and any Guarantee or the Notes in certain cases as specified therein with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (the “Majority Noteholder Consents”);

WHEREAS, pursuant to Section 9.02 and 12.04(a) of the Indenture, the Issuer and the Trustee may amend the Indenture, the Intercreditor Agreements, the Security Documents and any Guarantee or the Notes to release all of the Collateral from the Liens securing the Notes Obligations (the “Total Collateral Release”) with the consent of the holders of at least 66.67% of the aggregate outstanding principal amount of the Notes (the “Total Collateral Release Requisite Consents” and, together with the Majority Noteholder Consents, the “Requisite Consents”);

WHEREAS, the Issuer distributed a confidential offering memorandum and consent solicitation statement, dated February 27, 2024, as amended by Supplement No. 1, dated April 18, 2024 (as so amended, the “Offering Memorandum”), to the holders of the Notes, in order to, among other things, and subject to the terms and conditions set forth in the Offering Memorandum, solicit consents (the “Consents”) from holders to certain amendments to the Indenture described in the Offering Memorandum (the “Proposed Amendments”), including the Collateral Release;

WHEREAS, the holders representing over 66 2/3% in aggregate principal amount of the Notes outstanding have validly tendered Consents and not validly withdrawn their Consents to the adoption of all of the Proposed Amendments effected by this Supplemental Indenture, including the Collateral Release in accordance with the provisions of the Indenture and related documents;

WHEREAS, having received the Requisite Consents pursuant to Section 9.02 and 12.04(a) of the Indenture, each as evidenced by the Certificate(s) of D.F. King provided to the Trustee and attached to the Officer’s Certificate delivered to the Trustee in connection with the execution and delivery of this Supplemental Indenture, the Issuer, the Trustee and the Notes Collateral Agent desire to amend the Indenture;

WHEREAS, the Issuer has accepted the Notes tendered and related Consents received in the Exchange Offer;

WHEREAS, in accordance with the Indenture, the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel with respect to the execution and delivery of this Supplemental Indenture on the date hereof;

WHEREAS, the Issuer has complied with all conditions precedent provided for in the Indenture relating to the execution and delivery of this Supplemental Indenture; and

WHEREAS, the Issuer has requested that the Trustee and the Notes Collateral Agent execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Trustee and the Notes Collateral Agent mutually covenant and agree as follows:

1.            Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.            Effectiveness. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Issuer, the Trustee and the Notes Collateral Agent.

3.            Amendment. The Indenture is hereby amended by deleting the following Sections or clauses of the Indenture and all references and definitions related thereto in their entirety, except to the extent otherwise provided below, and these Sections and clauses shall be of no further force and effect, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:

•	Section 4.02 (Maintenance of Office or Agency)

•	Section 4.03 (Reports and Other Information)

•	Section 4.04 (Compliance Certificate)

•	Section 4.05 (Taxes)

•	Section 4.06 (Stay, Extension and Usury Laws)

•	Section 4.07 (Limitation on Restricted Payments)

•	Section 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries)

•	Section 4.09 (Additional Guarantees)

•	Section 4.10 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock)

•	Section 4.11 (Asset Sales)

•	Section 4.12 (Transactions with Affiliates)

•	Section 4.13 (Liens)

•	Section 4.14 (Existence)

•	Section 4.15 (Offer to Repurchase Upon Change of Control)

•	Section 4.17 (Suspension of Certain Covenants)

•	Section 4.19 (After-Acquired Collateral)

•	Section 5.01 (Merger, Consolidation or Sale of All or Substantially All Assets)—deleting clauses (a)(3), (a)(4), (a)(6), (a)(7), (b)(1)(B), (b)(1)(C), (b)(1)(D) and (b)(1)(E) (specifying certain conditions to consolidations, mergers, conveyances or other disposals of all or substantially all of the Issuer’s or any Guarantor’s property and assets)

•	Section 6.01 (Events of Default and Remedies)—deleting clauses (a)(3), (a)(4), (a)(5), (a)(6), (a)(7), (a)(8), (a)(9) and (a)(10) (relating to covenant or warranty breaches, cross-acceleration rights, defaults related to certain bankruptcy events and judgments)

•	Section 8.04 (Conditions to Legal or Covenant Defeasance)—deleting clauses (2), (3), (4), (5), (6) and (7) (specifying certain conditions to legal defeasance and covenant defeasance)

•	Article 12 (Collateral)

In addition to deleting the covenants and certain other provisions listed above, references thereto in their entirety are hereby deleted from the Indenture, as well as the defined terms and other references related to such covenants and provisions, that are made irrelevant as a result of their deletion.

4.            Security Documents. Notwithstanding anything to the contrary, any amendments to, restatements of, or termination or release of, as applicable, the Security Documents, the Intercreditor Agreements and any related or relevant documents and filings, including, but not limited to, any acknowledgements, side-letters, terminations, releases and other agreements, in order to effectuate or evidence the Total Collateral Release shall be permitted under the Indenture and such documents referenced above without any further consent by any holder. The Notes Collateral Agent hereby acknowledges and agrees that all of the Liens on the Collateral securing the Notes Obligations pursuant to the Indenture or the Security Documents are automatically released and terminated and will take any action necessary or appropriate to effect and evidence such release and termination.

5.            Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The rights, protections and indemnities afforded the Trustee and Notes Collateral Agent under the Indenture and Security Documents shall apply to any action (or inaction) taken hereunder or in connection with the transactions contemplated herewith.

6.            Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.            Sufficiency of Supplemental Indenture. The Trustee and Notes Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein.

8.            Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

9.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

10.          Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.          Effect of Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

CUMULUS MEDIA NEW HOLDINGS INC., as Issuer

By:	/s/ Francisco J. Lopez-Balboa
Name:	Francisco J. Lopez-Balboa
Title:	Executive Vice President and Chief Financial Officer

[Signature Page – Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/ Felicia Powell
Name:	Felicia Powell
Title:	Vice President

[Signature Page – Supplemental Indenture]